Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:

John J. Millerick
Senior Vice President, CFO & Treasurer
(978) 326-4000

Paul M. Roberts
Director of Communications &
Investor Relations
(978) 326-4213
proberts@analogic.com

Analogic Corporation Announces Plan to Adopt
Majority Voting for Board of Directors

PEABODY, MA (August 11, 2008) - Analogic Corporation announced today that the Company’s Board of Directors intends to present a proposal for director majority voting for approval by the Company’s stockholders. The proposal will be included in the proxy for the Company’s January 2009 annual stockholders meeting. If the proposal is approved, the Company’s Articles of Organization and By-laws will be amended to require that a director standing for election in an uncontested election receive a majority affirmative vote of the shares cast in his or her election.

Subject to approval of this amendment, the Board also adopted a director resignation policy. In the case of an uncontested election, an incumbent director who does not receive a majority affirmative vote would be required to tender his or her resignation. The resignation would be considered by the Nominating and Corporate Governance Committee and acted upon by the Board of Directors within ninety (90) days of the election.

According to Jim Green, Analogic’s President and CEO, “the majority voting initiative affirms our Company’s continuing commitment to sound corporate governance. We look forward to receiving shareholder approval of the proposal.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing. For more information, visit http://www.analogic.com/.